EXHIBIT 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

IperionX Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To Be Paid	Equity	Ordinary shares, no par value	457(o)	(1)	(1)	(1)	0.00011020	(1)	N/A	N/A	N/A	N/A
Fees To Be Paid	Equity	Preference shares, no par value	457(o)	(1)	(1)	(1)	0.00011020	(1)	N/A	N/A	N/A	N/A
Fees To Be Paid	Other	Warrants	457(o)	(1)	(1)	(1)	0.00011020	(1)	N/A	N/A	N/A	N/A
Fees To Be Paid	Other	Subscription rights	457(o)	(1)	(1)	(1)	0.00011020	(1)	N/A	N/A	N/A	N/A
Fees To Be Paid	Debt	Debt securities	457(o)	(1)	(1)	(1)	0.00011020	(1)	N/A	N/A	N/A	N/A
Fees To Be Paid	Other	Units	457(o)	(1)	(1)	(1)	0.00011020	(1)	N/A	N/A	N/A	N/A
Fees To Be Paid	Unallocated (Universal) Shelf	Any combination of the securities listed above	457(o)	(1)	(1)	$250,000,000(1)	0.00011020	$27,550.00(2)	N/A	N/A	N/A	N/A
	Total Offering Amounts					$250,000,000	0.00011020	$27,550.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$27,550.00

(1)	The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $250,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act.